UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015

Carey Watermark Investors Incorporated

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54263	26-2145060
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 4, 2015, Carey Watermark Investors Incorporated (the “Company”), as guarantor, entered into a Credit Agreement with its wholly owned subsidiary CWI OP, LP, as borrower, Wells Fargo Bank, National Association, as administrative agent, and each lender from time to time party thereto (the “Credit Agreement”).  The Credit Agreement provides for a $50,000,000 senior unsecured revolving credit facility (the “Facility”).  Loans under the Facility will bear interest at the London Interbank Offered Rate plus 2.75%.  The Facility is scheduled to mature on December 4, 2017, which, subject to the satisfaction of certain conditions, may be extended for one 12-month period by the Company.  The Facility will be used for the working capital needs of the Company and its subsidiaries, as well as for other general corporate purposes.

In September 2014, the Company’s board of directors and the board of directors of the Company’s sponsor, W. P. Carey Inc. (“WPC”), approved unsecured loans from WPC to the Company and its affiliate, Carey Watermark Investors 2 Incorporated, of up to $110,000,000 in the aggregate, at an interest rate equal to the rate at which WPC was able to borrow funds under its senior credit facility (the “WPC Line of Credit”).  On December 4, 2015, the Company drew down $20,000,000 from the Facility to repay its outstanding WPC Line of Credit balance in full and terminated its access to the WPC Line of Credit.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that restrict the Company and its subsidiaries’ ability to, among other things, grant liens; incur additional unsecured indebtedness; make or hold investments; undertake fundamental changes, such as mergers or consolidations; dispose of assets; make certain dividends and other restricted payments; change the nature of its business; and enter into certain transactions with affiliates.  The Credit Agreement also requires the Company to meet certain financial tests regarding, among other things, maximum leverage ratio, minimum tangible net worth, fixed charge coverage ratio and floating rate indebtedness.

The Credit Agreement contains customary events of default that include, among other things, defaults for non-payment, breach of covenants, inaccuracy of representations and warranties, cross-defaults on other material indebtedness, bankruptcy and insolvency, material judgments, change of control  and failure of the Company to qualify as a real estate investment trust. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Company and its affiliates have engaged, and in the future may engage, in investment banking or other commercial dealings in the ordinary course of business with the lenders under the Credit Agreement.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of December 4, 2015, by and among CWI OP, LP, as Borrower, Carey Watermark Investors Incorporated, as REIT Guarantor, the financial institutions party hereto and their assignees under Section 12.5., as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated

Date: December 7, 2015	By:	/s/ Hisham A. Kader
Hisham A. Kader
Chief Financial Officer and Chief
Accounting Officer